AMENDMENT NUMBER 20 TO
TRANSFER AND ADMINISTRATION AGREEMENT

AMENDMENT NUMBER 20 TO TRANSFER AND ADMINISTRATION AGREEMENT, dated as of August 27, 2014 (this "Amendment"), among TECH DATA CORPORATION, a Florida corporation ("Tech Data"), as collection agent (in such capacity, the "Collection Agent"), TECH DATA FINANCE SPV, INC., a Delaware corporation, as transferor (in such capacity, the "Transferor"), LIBERTY STREET FUNDING LLC, a Delaware limited liability company ("Liberty"), CHARIOT FUNDING LLC, a Delaware limited liability company, as successor by merger to Falcon Asset Securitization Company LLC ("Chariot"), as a Class Conduit and a Chariot Bank Investor, VICTORY RECEIVABLES CORPORATION, a Delaware corporation ("Victory" and collectively with Liberty and Chariot, the "Class Conduits"), THE BANK OF NOVA SCOTIA, a banking corporation organized and existing under the laws of Canada, acting through its New York Agency ("Scotia Bank"), as a Liberty Bank Investor and as agent for Liberty and the Liberty Bank Investors (in such capacity, the "Liberty Agent"), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, NEW YORK BRANCH, a bank organized under the laws of Japan acting out of its New York Branch ("BTMU") as a Victory Bank Investor and as agent for Victory and the Victory Bank Investors (in such capacity, the "Victory Agent"), SUNTRUST BANK, a Georgia banking corporation ("SunTrust"), as a SunTrust Bank Investor, and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A.), a national banking association ("JPMorgan Chase"), as agent for Chariot and the Chariot Bank Investors (in such capacity, the "Chariot Agent") and as successor administrative agent for Liberty, Chariot, Victory, the Liberty Bank Investors, the Victory Bank Investors, the SunTrust Bank Investors and the Chariot Bank Investors (in such capacity, the "Administrative Agent"), amending that certain Transfer and Administration Agreement dated as of May 19, 2000, among the Transferor, the Collection Agent, the Class Conduits (as defined thereunder) and the Bank Investors (as defined thereunder) (as amended to the date hereof, the "Original Agreement" and said agreement as amended hereby, the "Agreement").

WHEREAS, the parties desire to amend the Original Agreement to reflect the assignment of portions of the Commitment to BTMU, Victory and SunTrust and assignment of the role of Chariot Bank Investor to Chariot, in each case pursuant to an Assignment and Assumption Agreement, dated of even date herewith (the "Assignment"), and to make certain other revisions to the Original Agreement;

WHEREAS, capitalized terms used herein shall have the meanings assigned to such terms in the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.    Amendment to Original Agreement. The Original Agreement shall be amended in the manner specified in this Section 1.
(a)    Section 1.1 if the Original Agreement is hereby amended by adding thereto the following new definition:

"Anti-Corruption Laws" shall mean all laws, rules, and regulations of any jurisdiction applicable to the Seller Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

(b)    The definition of "Base Rate" in the Original Agreement is hereby amended by replacing the word "greater" with "greatest" in the first line of the definition and replacing clause (iii) thereof with the following: "(iii) the one-month LIBOR Rate plus 1.00% or, in the case of Chariot or the Chariot Bank Investors, the Daily/90 Day LIBOR Rate plus 1.00%."

(c)    The definition of "Commitment" in the Original Agreement is hereby amended by adding the following proviso to clause (i) thereof:

"; provided, that, notwithstanding the foregoing, "Commitment" shall mean the dollar amounts set forth opposite such Bank Investor's signature on the signature page of the most recent amendment to this Agreement which contains such dollar amounts on its signature page,"

(d)    The definition of "Commitment Termination Date" in the Original Agreement is hereby amended by replacing the reference to "October 31, 2014" with a reference to "August 25, 2016" in clause (ii) of such definition.

(e)    The definition of "Concentration Factor" in the Original Agreement is hereby amended by replacing "2.40%" with "3.00%" in the last row of the second column entitled "Individual Obligor Percentage."

(f)    The definition of "Conduit Assignee" in the Original Agreement is hereby deleted in its entirety and replaced with the following:

"Conduit Assignee" means, with respect to a Class Conduit, any commercial paper conduit that finances its activities directly or indirectly through asset backed commercial paper and is administered by the related Class Agent with respect to such Class Conduit or any of its Affiliates and designated by such Class Agent from time to time to accept an assignment from such Class Conduit of all or a portion of the Net Investment and/or Commitment of such Class Conduit.

(g)    Section 1.1 of the Original Agreement is hereby amended by adding thereto the following new definition:

"Daily/90 Day LIBOR Rate" shall mean, for any day, a rate per annum equal to the three month London-Interbank Offered Rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on such day or, if such day is not a Business Day in London, the immediately preceding Business Day in London. In the event that such rate is not available on any day at such time for any reason, then the "Daily/90 Day LIBOR Rate" for such day shall be the rate at which three month U.S. Dollar deposits of $5,000,000 are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such day; and if the Administrative Agent is for any reason unable to determine the Daily/90 Day LIBOR Rate in the foregoing manner or has determined in good faith that the Daily/90 Day LIBOR Rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, then the "Daily/90 Day LIBOR Rate" for such day shall be the Base Rate.

(h)    The definition of "Dilution Reserve Percentage" shall be amended to remove the subtraction of "ECDR" (and deleting the definition of Expected Contractual Dilution Ratio) such that the calculation shall read as follows:

[(2.25 x EDR)] + [(DS - EDR) x (DS /EDR)] x DHR

(i)    The definition of "Eligible Receivable" in the Original Agreement is hereby amended by:

(i)    deleting clause (ii) thereof and replacing it with the following:

"(ii)    except as permitted by clause (xix) hereof, the Obligor of which is a resident of the United States or one of its instrumentalities, is a Designated Obligor at the time of the initial creation of an interest therein hereunder, is not an Affiliate or employee of any of the parties hereto, and is not a government or a governmental subdivision or agency;"

(ii)    adding thereto the following new clause (xix):

"(xix)    with respect to not more than 5% of the Receivables, the Obligor with respect to which is a resident of any jurisdiction other than the United States or one of its instrumentalities."

(iii) deleting the word "and" after existing clause (xvii) and replacing the period after existing clause (xviii) with "; and".

(j)    The definition of "Eurodollar Rate" in the Original Agreement is hereby amended by (i) replacing each reference to "SUSI Issuer Bank Investor" with "SunTrust Bank Investor" in the first parenthetical proviso of such definition, (ii) replacing each reference to "Bank of America as a Bank Investor" with "SunTrust Bank Investor" in the first parenthetical proviso of such definition, and (iii) replacing clause (i) thereof with the following: "(i) the applicable LIBOR Rate or, in the case of Chariot or the Chariot Bank Investors, the Daily/90 Day LIBOR Rate or, in the case of the SunTrust Bank Investors, a rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Incremental Transfer offered for a term comparable to such Eurodollar Tranche Period, which rates appear on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for such Eurodollar Tranche Period in United States dollars) at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Eurodollar Tranche Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Eurodollar Tranche Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than three (3) major banks in New York, New York, selected by the Administrative Agent, at approximately 10:00 a.m. (New York City time), two Business Days prior to the first day of such Eurodollar Tranche Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Eurodollar Tranche Period in an amount comparable to the principal amount of such Incremental Transfer".

(k)    The definition of "Facility Limit" in the Original Agreement is hereby deleted in its entirety and replaced by the following:

"Facility Limit" shall mean (i) with respect to the Class of which BTMU is a member, $100,000,000; provided that such amount may not at any time exceed the aggregate Commitments with respect to the BTMU Bank Investors, (ii) with respect to the Class of which Liberty is a member, $100,000,000; provided that such amount may not at any time exceed the aggregate Commitments with respect to the Liberty Bank Investors, in each case, at any time in effect, (iii) with respect to the Class of which Chariot is a member, $100,000,000; provided that such amount may not at any time exceed the aggregate Commitments with respect to the Chariot Bank Investors, in each case, at any time in effect, (iv) with respect to the Class of which SunTrust is a member, $100,000,000; provided that such amount may not at any time exceed the aggregate Commitments with respect to the SunTrust Bank Investors, in each case, at any time in effect, and (v) with respect to any other Class, the amount specified as such in any supplement hereto for such Class; provided that, with respect to any other Class, the Facility Limit for such Class shall not at any time exceed the aggregate Commitments for the Bank Investors in such Class."

(l)    The Original Agreement is hereby amended by deleting the definition of "Falcon" and replacing it with the following new definition, inserted in proper alphabetical order:

"Chariot" shall mean Chariot Funding LLC, as successor by merger to Falcon Asset Securitization Company LLC, and its successors and assigns.

(m)    The Original Agreement is hereby amended by replacing each instance of "Falcon," "Falcon Agent" and "Falcon Bank Investors" with, respectively, "Chariot," "Chariot Agent" and "Chariot Bank Investors."

(n)    The Original Agreement is hereby amended by deleting the definition of "Falcon Bank Investors" and replacing it with the following new definition, inserted in proper alphabetical order:

"Chariot Bank Investors" shall mean Chariot and its successors and assigns who are or become parties to this Agreement as such pursuant to an Assignment and Assumption Agreement."

(o)    Section 1.1 of the Original Agreement is hereby amended by adding thereto the following new definition:

"FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof and any agreement (including any intergovernmental agreement or any law implementing such intergovernmental agreement) entered into in connection therewith.

(p)    Section 1.1 of the Original Agreement is hereby amended by adding thereto the following new definition:

"Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

(q)    The definition of "Maximum Percentage Factor" in the Original Agreement is hereby amended by replacing the reference to "98%" with "100%".

(r)    The definition of "Proceeds" in the Original Agreement is hereby amended by replacing the reference to "Section 9-306(1) of the UCC" with "Section 9-102(a)(64) of the UCC".

(s)    Section 1.1 of the Original Agreement is hereby amended by adding thereto the following new definitions:

"Sanctions" shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.

"Sanctioned Country" shall mean, at any time, a country or territory which is the subject or target of Sanctions that broadly prohibit or restrict dealings with such country (currently Cuba, Iran, North Korea, Sudan, and Syria).

"Sanctioned Person" shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, the

United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned by or otherwise controlled by a Person described in foregoing clauses (a) or (b).

(t)    The definition of "Yield and Servicing Fee Reserve" in the Original Agreement is hereby amended by replacing the reference to "2.0%" in clause (i) thereof with "1.0%".

(u)    Section 2.2 of the Original Agreement is hereby amended by

(i) replacing the first proviso contained in the first sentence of the first paragraph thereof with the following:

"; provided that either such Bank Investors shall have previously accepted the assignment by the related Class Conduit of all of such Class Conduit's interest in the Affected Assets or there is no related Class Conduit in the Class to which a Bank Investor belongs,"

(ii) deleting in its entirety the second paragraph of Section 2.2 thereof and replacing it with the following language:

"The Transferor shall, by notice to the Administrative Agent given by telecopy, offer to convey, transfer and assign to the Administrative Agent, on behalf of any of the applicable Class Investors, undivided percentage ownership interests in the Receivables and the other Affected Assets relating thereto not later than 3:00 p.m. (New York time) on the Business Day prior to the proposed date of any Incremental Transfer; provided, that the Transferor may make a same-day Incremental Transfer on up to 2 days during any one week, in which case the Transferor shall provide the notice and make the transfer required hereunder by not later than 9:30 a.m. (New York time) on the Business Day of such Incremental Transfer and such notice shall be provided directly to each Class Investor. With respect to each Class, each such notice shall specify (w) whether such request is made to the Administrative Agent on behalf of the Class Conduit for such Class or the related Bank Investors for such Class , or, in the case of a same-day Incremental Transfer, directly to the Class Conduit for such Class or the related Bank Investors for such Class (it being understood and agreed that with respect to Bank Investors in a Class which has not related Class Conduit and Bank Investors who acquire any interest in the Transferred Interest hereunder in lieu of their related Class Conduit, such Bank Investors shall be required to purchase all of the portion of the Transferred Interest held by the related Class Conduit in accordance with Section 10.7 and thereafter such Class Conduit shall no longer accept any additional Incremental Transfers hereunder), (x) the desired Transfer Price (which shall be at least $5,000,000 per Class or integral multiples of $1,000,000 in excess thereof and, in the case of same-day Incremental Transfer, not greater than $50,000,000) or, to the extent that the then available unused portion of the Aggregate Maximum Net Investment is less than such amount, such lesser amount equal to such available portion of such Aggregate Maximum Net Investment), (y) the desired date of such Incremental Transfer and (z) the desired Tranche Period(s) and allocations of the Net Investment for such Class of such Incremental Transfer thereto as required by Section 2.3. The Administrative Agent will promptly notify each Class Agent and each Class Conduit or related Bank Investors for such Class, as applicable, of the Administrative Agent's receipt of any request for an Incremental Transfer to be made to such Person, other than in the case of any same-day Incremental Transfer. To the extent that any such Incremental Transfer is requested of a Class Conduit, such Class Conduit shall accept or reject such offer by notice given to the Transferor and the Administrative Agent by telephone or telecopy by no later than the close of its business on the Business Day following its receipt of any such request or, in the case of any same-day Incremental Transfer, as soon as commercially reasonable. Each notice of proposed Transfer shall be irrevocable and binding on the Transferor and the Transferor shall indemnify each Class Investor against any loss or expense incurred by such Class Investor, either directly or through a Liquidity Provider Agreement, as a result of any failure by the Transferor to complete such Incremental Transfer including, without limitation, any loss (including loss of anticipated profits) or expense incurred by such Class Investor, either directly or pursuant to a Liquidity Provider Agreement by reason of the liquidation or reemployment of funds acquired by such Class Investor (or a related Liquidity Provider) (including, without limitation, funds obtained by issuing commercial paper or promissory notes or obtaining deposits as loans from third parties) to fund such Incremental Transfer."

(iii) deleting the first sentence of the fourth paragraph of Section 2.2 thereof and replacing it with the following language:

"By not later than 11:00 a.m. (New York time) on any Transfer Date or, in the case of any Transfer Date on which a same-day Incremental Transfer is to occur, as soon as commercially reasonable, each Class Investor participating in the Incremental Transfer occurring on such date shall remit its share (which, in the case of an Incremental Transfer to the Bank Investors for any Class shall be equal to each such Bank Investor's Pro Rata Share) of the aggregate Transfer Price for such Transfer to the account of the Administrative Agent specified therefor from time to time by the Administrative Agent by notice to such Persons."

(iv) by adding the following at the end of the first sentence of the first paragraph of Section 2.6:

"provided, that the Transferor may also voluntarily pay to the Administrative Agent, for the benefit of the Class Investors from previously received Collections, any other amount to be applied in reduction of the Aggregate Net Investment. Any such voluntary payment may be made after notice to the Administrative Agent given by telecopy, not later than 3:00 p.m. (New York time) on the Business Day prior to the proposed date of such payment; provided, that the Transferor may make a same-day voluntary payment on up to 2 days during any one week (any such same-day voluntary payment not to exceed $20 million), in which case the Transferor shall provide notice thereof not later than 9:30 a.m. (New York time) on the Business Day of such voluntary payment and such notice shall be provided directly to each Class Investor."

(v)    Section 2.3(c) of the Original Agreement is hereby amended by deleting the third sentence thereof and replacing is with the following:

"If no Termination Event shall have occurred and the only portion of the Transferred Interest which is funded by reference to the Eurodollar Rate is the portion thereof held by the SunTrust Bank Investor, the margin applicable to the Eurodollar Rate shall be adjusted as provided in the definition thereof."

(w)    Section 2.8(a) of the Original Agreement is hereby amended by deleting the fifth sentence thereof and replacing it with the following:

"The Transferor shall not, and shall not permit the Seller to, change its respective name, identity or corporate structure, type of organization or jurisdiction of organization, place of business or, if more than one, chief executive office, or any office where Records are kept unless it shall have: (i) given the Administrative Agent at least thirty (30) days prior notice thereof and (ii) prepared at Transferor's expense and delivered to the Administrative Agent all financing statements, instruments and other documents necessary to preserve and protect the Transferred Interest or requested by the Administrative Agent or any Class Agent in connection with such change or relocation."

(x)    The Original Agreement is hereby amended by adding thereto the following new Section 2.15:

"Section 2.15    Compliance with FATCA.    Each Class Investor shall deliver to the Transferor and the Administrative Agent at the time or times prescribed by law or at such time or times reasonably requested by the Transferor or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Transferor or the Administrative Agent as may be necessary for the Transferor and the Administrative Agent to comply with their obligations under FATCA and to determine that such Class Investor has complied with such Class Investor's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Notwithstanding any other provision herein, if the Transferor or Administrative Agent is required to withhold taxes under FATCA, the Transferor and the Administrative Agent shall be authorized to deduct from payments to be made to such Class Investor amounts representing taxes payable by such Class Investor under FATCA, as determined in the sole discretion of the Transferor or the Administrative Agent, and to remit such amounts to the applicable governmental authorities.

(y)    Section 3.1 of the Original Agreement is hereby amended by

(i)    replacing existing clause (o) thereof with the following:

"(o)    Not an Investment Company. The Transferor is not and, will not as a result of the transactions contemplated hereby be, required to register as an "investment company" under the Investment Company Act of 1940, as amended, without reliance on the exceptions contained in Sections 3(c)(1) or 3(c)(7) thereunder unless the Transferor is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under C.F.R. 75.10(c)(8)."

(ii)    adding the following new clause (u) thereto:

"(u)    Anti-Corruption Laws and Sanctions. The Transferor has implemented and shall continue to implement and maintain in effect policies and procedures reasonably designed to ensure compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Transferor and its officers and employees and, to the knowledge of the Transferor, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Transferor or, to the knowledge of the Transferor, any of its directors, officers, employees or agents that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. The Transferor will not employ the proceeds obtained, or related transactions contemplated, under this Agreement in such a manner as would violate Sanctions or Anti-Corruption Laws."

(z)    Section 3.3 of the Original Agreement is hereby amended by adding the following new clause (o) thereto:

"(o)    Anti-Corruption Laws and Sanctions. Tech Data has implemented and shall continue to implement and maintain in effect policies and procedures reasonably designed to ensure compliance by it and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Tech Data, its Subsidiaries and its officers and employees and to the knowledge of Tech Data, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Tech Data or any of its Subsidiaries or, to the knowledge of Tech Data, any of its directors, officers, employees or agents that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. Tech Data will not employ the proceeds obtained, or related transactions contemplated, under this Agreement in such a manner as would violate Sanctions or Anti-Corruption Laws."

(aa)    Section 5.1(j) of the Original Agreement is hereby amended by replacing the first sentence thereof with the following:

"The Transferor shall not (i) account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Purchase Agreement in any manner other than as a sale of Receivables by Tech Data to the Transferor, or (ii) treat (other than for accounting or tax purposes) the transactions contemplated hereby in any manner other than as a sale of the Receivables by the Transferor to the Administrative Agent on behalf of the Class Investors."

(bb)    Section 5.1 of the Original Agreement is hereby amended by adding the following new clause (p) thereto:

"(p)    The Transferor will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions."

(cc)    Section 5.2 of the Original Agreement is hereby amended by adding the following new clause (l) thereto:

"(l)    The Transferor shall not use the proceeds of any Incremental Transfer, or allow the proceeds of any Incremental Transfer to be used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner, in each case, as would result in the violation of any Sanctions applicable to any party hereto."

(dd)    Section 5.3 of the Original Agreement is hereby amended by adding the following new clause (m) thereto:

"(m)    Tech Data will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by it and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions."

(ee)    Section 5.4 of the Original Agreement is hereby amended by adding thereto the following new clause (h):

"(h)    Tech Data shall not use any Incremental Transfer or allow the proceeds of any Incremental Transfer to be used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner, in each case, as would result in the violation of any Sanctions applicable to any party hereto."

(ff)    Section 5.5 of the Original Agreement is hereby deleted in its entirety and replaced by the following new section:

"Section 5.5    Financial Covenants of the Collection Agent. At all times from the date hereof to the later to occur of (i) the Termination Dates or (ii) the date on which the Aggregate Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless the Administrative Agent, each Class Conduit (so long as such Class Conduit holds any portion of the Transferred Interest), each Class Agent and the Majority Investors shall otherwise consent in writing, the Collection Agent shall not permit (i) its Consolidated Debt to Capitalization Ratio, as of the last day of each of its fiscal quarters, to be greater than 0.40 to 1.0 or (ii) its Consolidated Interest Coverage Ratio, as of the last day of each of its fiscal quarters, to be less than 3.00 to 1.00. The effect of currency translation adjustments resulting from any change in currency exchange rates occurring after July 31, 2011 will be excluded from the calculation of the Consolidated Debt-to-Capitalization Ratio. Defined terms used in this Section 5.5 and not defined in Section 1.1 hereof are defined in Annex 5 hereto."

(gg)    Section 7.1(m) of the Original Agreement is hereby amended by deleting the reference therein to "98%" and replacing it with "100%".

(hh)    The definition of "Majority Investor" contained in Section 10.1(a) of the Original Agreement is hereby amended by deleting the words "in excess of 66 and 2/3%" and replacing them with the following "to 50% or more".

(ii)    The Original Agreement is hereby amended by replacing the definition of "CP Rate" in Annex 2 thereto (CP Rate Definition for Chariot) with the following:

"CP Rate" shall mean the Daily/90 Day LIBOR Rate.

(jj)    The Original Agreement is hereby amended by adding thereto new Annex 4 which shall be titled "CP Rate Definition for Victory" and shall contain the following definition:

"CP Rate" shall mean, if applicable, for any period and with respect to any Rate Tranche funded by Commercial Paper Notes, the per annum rate equivalent to the weighted average cost (as determined by Agent and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by Conduit Purchaser, other borrowings by Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part, by Conduit Purchaser or Agent to fund or maintain such Rate Tranche (and which may be also allocated in part to the funding of other assets of Conduit Purchaser (determined in the case of Commercial Paper Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, Seller agrees that any amounts payable to Conduit Purchaser in respect of Yield for any Yield Period with respect to any Rate Tranche funded by Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued to fund or maintain such Rate Tranche that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued to fund or maintain such Rate Tranche, to the extent that Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of Commercial Paper Notes equals the excess of the face amount thereof over the net proceeds received by Conduit Purchaser from the issuance of Commercial Paper Notes, except that if such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity).

(kk)    The Original Agreement is hereby amended by updating Exhibit B thereto with the following account numbers:
for JPMorgan,

811108778
811108786
905692513
938018827

and for Bank of America,

4427213557
3751372055
1596071264
3751045874
3751277435
3750654732
4426371704
4426371717
4426497413
4426497426
4426497439
4426497442
4426815998
4426853824
4426855990
SECTION 2.    Acknowledgement of Assignment.

(a)    The parties hereto acknowledge the assignment of the role of the Administrative Agent to JPMorgan and the assignment of all or portions of each Bank Investor's Commitment to BTMU and SunTrust that was effected in each case pursuant to the Assignment. The Administrative Agent and the Transferor each acknowledge that (i) there is no Class Conduit related to the SunTrust Bank Investors and that notices of Incremental Transfers shall be delivered directly to, and funded in each case by, SunTrust, as a SunTrust Bank Investor, and (ii) Chariot shall perform the duties and obligations of both a Class Conduit and a Chariot Bank Investor under the Agreement.

(b)    In order to reflect the Assignment, the Original Agreement is further amended by deleting therefrom all references to SUSI Issuer, SUSI Issuer Bank Investor and SUSI Issuer Agent and all references to Bank of America as a Bank Investor.

(c)    In order to reflect the Assignment, the Original Agreement is further amended by adding thereto the following terms or, if such term already exists, deleting the definition thereof in its entirety and replacing it with the definition set forth below:
"Bank Investor" shall mean (i) with respect to the Class of which Chariot is a member, the Chariot Bank Investors, (ii) with respect to the Class of which Liberty is a member, the Liberty Bank Investors, (iii) with respect to the Class of which SunTrust is a member, the SunTrust Bank Investors, (iv) with respect to the Class of which Victory is a member, the Victory Bank Investors, and (v) with respect to any other Class, the financial institutions specified as such in any supplement hereto and their respective successors and permitted assigns.

"Class" means each of the following groups of Class Investors: (i) Chariot and the Chariot Bank Investors, (ii) Liberty and the Liberty Bank Investors, (iii) the SunTrust Bank Investors, (iv) Victory and the Victory Bank Investors, or (v) any other Class consisting of either a multi seller commercial paper conduit and its related Bank Investors or only Bank Investors and, in both cases, the assigns and participants of such Class, as added from time to time with the consent of the Administrative Agent and the Transferor as set forth in Section 11.2(b) hereof.

"Class Agent" means (i) with respect to the Class of which Chariot is a member, the Chariot Agent,

(ii) with respect to the Class of which Liberty is a member, the Liberty Agent, (iii) with respect to the Class of which SunTrust is a member, the SunTrust Agent, (iv) with respect to the Class of which Victory is a member, the Victory Agent, and (v) with respect to any other Class, the financial institution or other Person specified as such in any amendment or supplement hereto for such Class.

"Class Investors" means (i) with respect to the Class of which Chariot is a member, Chariot and the Chariot Bank Investors, (ii) with respect to the Class of which Liberty is a member, Liberty and the Liberty Bank Investors, (iii) with respect to the Class of which SunTrust is a member, the Sun Trust Bank Investors, (iv) with respect to the Class of which Victory is a member, Victory and the Victory Bank Investors and (v) with respect to any other Class, the related Class Conduit and the related Bank Investors or only the Bank Investors with respect to any Class that does not have a Class Conduit.

"BTMU" shall mean The Bank of Tokyo-Mitsubishi UFJ, LTD, New York Branch, and its successors and assigns.

"SunTrust" shall mean SunTrust Bank, and its successors and assigns.

"SunTrust Agent" shall mean SunTrust, in its capacity as agent for the SunTrust Bank Investors, and any successor thereto appointed pursuant to Article IX.

"SunTrust Bank Investors" shall mean SunTrust and its successors and assigns who are or become parties to this Agreement as such pursuant to an Assignment and Assumption Agreement.

"Victory" shall mean Victory Receivables Corporation, and its successors and assigns.

"Victory Agent" shall mean BTMU, its capacity as agent for Victory and the Victory Bank Investors, and any successor thereto appointed pursuant to Article IX.

"Victory Bank Investors" shall mean BTMU and its successors and assigns who are or become parties to this Agreement as such pursuant to an Assignment and Assumption Agreement.

SECTION 3.    Affirmations. All parties hereto agree and acknowledge that with respect to each Bank Investor party hereto, each Bank Investor has a Commitment and such Commitment of such Bank Investor shall be the dollar amount set forth opposite such Bank Investor's signature on the signature page hereto, which may be different from the Original Agreement.
SECTION 4. Conditions Precedent. This Amendment shall become effective on the day on which the Administrative Agent shall have received a copy of this Amendment executed by each party hereto.
SECTION 5. Representations and Warranties. The Transferor hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on and as of the date hereof, all of the representations and warranties set forth in Section 3.1 of the Original Agreement, subject, to the extent applicable, to the limitations with respect to certain waived matters more particularly identified in the Limited Waiver, dated as of April 29, 2013, as amended by (i) the First Amendment thereto, dated as of July 29, 2013, (ii) the Second Amendment thereto, dated as of October 16, 2013 and (iii) the Third Amendment thereto, dated as of January 27, 2014 (the "Limited Waiver"), each among the parties hereto. In addition, the Collection Agent hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on the date hereof, all the representations and warranties set forth in Section 3.3 of the Original Agreement, subject, to the extent applicable, to the limitations with respect to certain waived matters more particularly identified in the Limited Waiver.
SECTION 6. Successors and Assigns. This Amendment shall bind, and the benefits hereof shall inure to the parties hereof and their respective successors and permitted assigns.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 8. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 9. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
SECTION 10. Ratification. Except as expressly affected by the provisions hereof, the Original Agreement as amended by this Amendment shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Original Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Original Agreement as amended by this Amendment.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

TECH DATA FINANCE SPV, INC.,
as Transferor

By: /s/ SCOTT W. WALKER
Name: Scott W. Walker
Title: Vice President & Treasurer

TECH DATA CORPORATION,
as Collection Agent

By: /s/ SCOTT W. WALKER

Name: Scott W. Walker
Title: Vice President & Treasurer

LIBERTY STREET FUNDING LLC

By: /s/ JILL A. RUSSO
Name: Jill A. Russo
Title: Vice President

Commitment:                THE BANK OF NOVA SCOTIA,
$100,000,000                as Liberty Agent and as a Liberty Bank Investor

By: /s/ EUGENE DEMPSEY
Name: Eugene Dempsey
    Title: Director

VICTORY RECEIVABLES CORPORATION

By: /s/ DAVID V. DEANGELIS
Name: David V. DeAngelis
Title: Vice President

Commitment:                THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,
$100,000,000                NEW YORK BRANCH,
as Victory Bank Investor

By:      /s/ MATTHEW ANTIOCO
Name: Matthew Antioco
                        Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,
NEW YORK BRANCH,
as Victory Agent

By:      /s/ CHRISTOPHER POHL
Name: Christopher Pohl
                        Title: Managing Director

Commitment:                SUNTRUST BANK, as a SunTrust Bank Investor
$100,000,000

By:     /s/ KYLE SHENTON
    Name: Kyle Shenton
                        Title: Vice President

Commitment:                CHARIOT FUNDING LLC,
$100,000,000                as a Class Conduit and as a Chariot Bank Investor

By JPMorgan Chase Bank, N.A., as its Attorney-in-Fact

By: /s/ CORINA MILLS
Name: Corina Mills
                        Title: Executive Director

JPMORGAN CHASE BANK, N.A, as Chariot Agent and as Administrative Agent

By: /s/ CORINA MILLS
    Name: Corina Mills
    Title: Executive Director

ANNEX 5

Definitions for Tech Data Financial Covenants (Section 5.5)

"Consolidated Debt‑to‑Capitalization Ratio" means, as of any date of determination, subject to Section 8.13(c), the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Total Capitalization as of such date.

"Consolidated Funded Indebtedness" means, as of any date of determination, for Tech Data and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long‑term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures (including all Convertible Debentures), notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness in respect of capital leases, obligations under the Real Estate Financing Facilities and asset securitization transactions, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Tech Data or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Tech Data or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Tech Data or such Subsidiary. "Consolidated Funded Indebtedness" of a Person shall not include (x) any true sale by such Person of accounts receivable, as determined in accordance with GAAP, which sale is not, and is not made in connection with, an obligation under any Real Estate Financing Facility or an asset securitization transaction and (y) any obligation arising under a sale and lease back transaction that is an operating lease.

"Consolidated Total Capitalization" means, as of any date of determination, the sum of Consolidated Funded Indebtedness plus Shareholders' Equity; provided that solely for any determination of Consolidated Total Capitalization for any date ending on or prior to January 31, 2012, the amount of dividends and stock redemptions made by Tech Data shall be excluded from such calculation in an aggregate amount not to exceed $300,000,000.

"Convertible Debentures" means convertible debentures issued pursuant to a Tech Data Indenture, which may be offered in a single transaction, a series of transactions, or in separate transactions. The Convertible Debentures may be either senior or subordinated debentures.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Shareholders' Equity" means, as of any date of determination, consolidated shareholders' equity of Tech Data and its Subsidiaries as of that date determined in accordance with GAAP.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Tech Data.

"Tech Data Indenture" means any existing or future indenture between Tech Data and a trustee relating to the offering of Convertible Debentures.